UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 7, 2009 (December 2, 2009)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Events of default have occurred on the outstanding $43.5 million aggregate principal amount of 1.25%-to-7.22% Senior Notes due 2016, $7.5 million aggregate principal amount of 1.25%-to-7.20% Senior Notes due 2016 and $26.4 million aggregate principal amount of 1.25%-to-7.772%-to-Floating Rate Senior Notes due 2017 (collectively, the "Senior Notes") of Anthracite Capital, Inc. (the "Company") as a result of the commencement of the delisting procedures by the New York Stock Exchange (the "NYSE") on, and the suspension of listing on the NYSE of, the Company's common stock as previously reported in a Current Report on Form 8-K filed with the Securities Exchange Commission on December 2, 2009 (the "Delisting").

Under the indentures governing the Senior Notes, while the events of default are continuing, the trustee or the holders of at least 25% in aggregate principal amount of any of the three series of the outstanding Senior Notes may, by a written notice to the Company, declare the principal amount of such series of Senior Notes to be immediately due and payable. To date, the Company has not received any written notice of acceleration.

Furthermore, as a result of the Delisting, holders of approximately $39 million aggregate principal amount of the Company's outstanding 11.75% Convertible Senior Notes due 2027 (the "Convertible Notes") may request the Company to repurchase in cash in whole or in part the Convertible Notes at a price set pursuant to the indenture governing the Convertible Notes. The Company does not anticipate being able to meet such repurchase obligations. If the Company were to fail to provide a written notice to the holders of the Convertible Notes setting forth details of repurchase within 15 days after the Delisting, or repurchase any Convertible Notes upon request, an event of default would occur under the indenture governing the Convertible Notes.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained herein constitute ''forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as ''trend,'' ''opportunity,'' ''pipeline,'' ''believe,'' ''comfortable,'' ''expect,'' ''anticipate,'' ''current,'' ''intention,'' ''estimate,'' ''position,'' ''assume,'' ''potential,'' ''outlook,'' ''continue,'' ''remain,'' ''maintain,'' ''sustain,'' ''seek,'' ''achieve'' and similar expressions, or future or conditional verbs such as ''will,'' ''would,'' ''should,'' ''could,'' ''may'' or similar expressions. The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Factors that could cause actual results to differ materially from forward-looking statements or historical performance include, without limitation:

(1)
as a result of the continuing events of default under several of the Company's debt instruments, the Company's liquidity position and the uncertainty relating to its discussions with certain of its creditors, substantial doubt about the Company's ability to continue as a going concern;

(2)	the Company's ability to meet its liquidity requirements to continue to fund its operations;
(3)
the Company's ability to obtain amendments and waivers in the event that a lender terminates a facility before the maturity date or events of default occur under the Company's debt obligations due to a covenant breach or otherwise;

(4)	the introduction, withdrawal, success and timing of business initiatives and strategies;
(5)
changes in political, economic or industry conditions, the interest rate environment, financial and capital markets or otherwise, which could result in changes in the value of the Company's assets and liabilities, including net realized and unrealized gains or losses, and could adversely affect the Company's operating results;

(6)	the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (the ''Manager''), the Company's Manager;
(7)	the impact of increased competition;
(8)	the impact of future acquisitions or divestitures;
(9)	the unfavorable resolution of legal proceedings;
(10)	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company or the Manager;
(11)	terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and the Company;
(12)	the ability of the Manager to attract and retain highly talented professionals;
(13)	fluctuations in foreign currency exchange rates;
(14)	the impact of changes to tax legislation and, generally, the tax position of the Company.

The Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's subsequent reports filed with the Securities and Exchange Commission (the ''SEC''), including the Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name: Richard M. Shea
Title: President and Chief Operating Officer

Dated: December 7, 2009